PRESS RELEASE

Blue Bird Signs Definitive Agreement to Acquire & Consolidate Micro Bird Joint Venture

•Consolidates its businesses under one brand, one team, and one approach
•Enables the broadest product portfolio and powertrains in the bus market
•Positions the company for growth in the Buy America shuttle bus market
•A slide presentation is available on the BLBD IR website with additional details

MACON, Ga. (Feb. 17, 2026) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, has signed an agreement to acquire Girardin Group’s stake in the 50/50 Micro Bird joint venture, thereby, taking full ownership of the enterprise. Blue Bird will pay approx.
$200 million for Girardin’s joint venture share, with 30% in cash and 70% in Blue Bird common stock. The transaction is expected to close in the first half of calendar year 2026, pending fulfillment of various closing conditions and regulatory approvals. A slide presentation is available on the BLBD IR website (https://investors.blue-bird.com/) with additional details.

The acquisition demonstrates Blue Bird’s commitment to growth and market expansion. The transaction allows Blue Bird to consolidate its North America operations and unify its businesses under one team and brand, unlocking further value for customers and shareholders. Blue Bird will offer the broadest product portfolio of industry-leading Type A, C, and D school, multi-purpose, and commercial buses.

Blue Bird is the only vehicle manufacturer in North America to provide diesel, gasoline, propane, and electric powered buses, positioning the company to uniquely address market needs. With the acquisition, Blue Bird will also significantly increase its total addressable market (TAM) for the Buy America Act – compliant shuttle buses in North America, a segment which Micro Bird entered in the fall of 2025 with its Plattsburg, NY acquisition.

“With a nearly 100 year history, Blue Bird has emerged as an iconic brand and leader in student transportation. We are delighted to purchase Girardin’s stake in Micro Bird and to take full control of the joint venture. The acquisition strengthens our strategic position and supports Blue Bird’s long-term vision for innovation, operational performance, and sustained profitable growth,” said John Wyskiel, president and CEO of Blue Bird Corporation. “In addition, I’m looking forward to welcoming Steve Girardin to our Board along with his contributions to Blue Bird’s continued success.”

Following the close of the transaction, Blue Bird intends to add Steve Girardin to its Board of Directors, strengthening the Board with his proven leadership and decades of experience across the North American bus market.

“This year marks our 60th year as a small bus manufacturer and our successful partnership with Blue Bird,” said Steve Girardin, Micro Bird Chairman and Vice-President of the Girardin Group. “Together, we’ve driven technology, innovation and product excellence in the bus market with a reputation of serving our customers with distinction. I’m confident that Micro Bird will continue to thrive under the sole ownership of Blue Bird, marking a natural and strategically aligned transition that supports value creation for our customers, employees, and shareholders.”

Blue Bird and Girardin Group established Micro Bird as a 50/50 joint venture in 2009. Specialized in designing and manufacturing Type A school and commercial shuttle buses with capacities ranging from 9 to 36 passengers, Micro Bird has emerged as a leader in innovative, safe, and reliable transportation solutions. Today, Micro Bird offers gasoline, propane, and electric powered buses to its customers and employs approximately 960 team members at its Drummondville, Quebec, and Plattsburgh, N.Y. locations.

Piper Sandler & Co. served as exclusive financial advisor to Blue Bird on this transaction.

Press Photo/Caption: Blue Bird signed an agreement to acquire Girardin Group’s stake in the 50/50 Micro Bird joint venture. Established in 2009, Micro Bird specializes in designing and manufacturing Type A school and commercial shuttle buses with capacities ranging from 9 to 36 passengers. Pictured here is John Wyskiel, president and CEO of Blue Bird Corporation, at the Sept. 2025 grand opening of the Micro Bird manufacturing facility in Plattsburgh, N.Y. (Image provided by Micro Bird)

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 25,000 propane, natural gas, and electric powered buses sold. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird’s complete product and service portfolio, visit www.blue-bird.com.

About Girardin Group
Girardin Group is a third-generation family business and longtime partner of Blue Bird Corporation specializing in bus and school bus transportation for more than 65 years and having its head office in Drummondville, Quebec.
Girardin is a manufacturer, distributor, and operator of buses, school buses, electric powertrains and electric charging infrastructures. It provides the widest selection of electric school buses together with individualized charging infrastructure assistance. The company’s more than 40 operating divisions employ more than 3,000 team members in Canada and the United States.
For more information on Girardin, visit https://www.girardinbluebird.com/en/.

About Micro Bird
Established in 2009, Micro Bird Inc. is a joint venture between Girardin Minibus and Blue Bird Corporation, combining nearly 160 years of experience in the bus industry. Headquartered in Drummondville, Quebec, Micro Bird designs and manufactures the complete line of Type A school, commercial, and electric buses known for their durability, safety, and long-term value. In 2025, Micro Bird expanded its footprint with a state-of-the-art manufacturing facility in Plattsburgh, New York — a strategic investment that brings the company closer to its U.S. customers and strengthens its ability to deliver innovative, Buy America Act–compliant transportation solutions across North America. For more information, visit www.microbird.com.

Blue Bird Investor Contact

Mark Benfield
Blue Bird Corporation
(478) 822-2315
Mark.Benfield@blue-bird.com